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                                                                     EXHIBIT 2.1


                     AGREEMENT OF PURCHASE AND SALE OF STOCK


         This AGREEMENT OF PURCHASE AND SALE OF STOCK ("Agreement") is made this 5th day of August, 1999, by and among PETQUARTERS, INC., an Arkansas corporation ("PetQuarters"), PQ Acquisition Company, Inc., an Arkansas corporation to be formed by and as a wholly-owned subsidiary of PetQuarters (the "Purchaser"), HUMBOLDT INDUSTRIES, INC., a Pennsylvania business corporation ("Humboldt"), Maplewood Industries, Inc., a Pennsylvania business corporation ("Maplewood") (collectively, Humboldt and Maplewood shall be referred to as the "Companies"), and JACK ROSENZWEIG and HELENE ROSENZWEIG, each an individual resident of Pennsylvania (collectively, the "Shareholders"). The Companies and the Shareholders are collectively referred to as the "Selling Parties."


                                    RECITALS

         WHEREAS, the Shareholders have represented that they own all of the outstanding stock of the Companies;

         WHEREAS, PetQuarters desires to purchase from the Shareholders, and the Shareholders desire to sell to PetQuarters, all of the outstanding stock of the Companies (the "Shares");

         WHEREAS, the Companies desire that the Transaction be consummated.;

         WHEREAS, PetQuarters and the Shareholders have determined that the most advantageous method for PetQuarters to acquire all of the Shares is by use of a subsidiary wholly-owned by PetQuarters so that the Transaction is treated as a statutory merger under Section 368 of the Code;

         NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         As used in this Agreement, the terms identified below in this Article I shall have the meanings indicated, unless a different and common meaning of the term is clearly indicated by the context.

         AFFILIATE. With respect to any person, Entity or Party, (i) any person, Entity or Party controlling, controlled by or under common control with any such person, Entity or Party or (ii) any director or executive officer of any such person, Entity or Party or of any person, Entity or Party referred to in clause
(i) of this definition.

         AGREEMENT. This Agreement of Purchase and Sale of Stock, including all of its Schedules and Exhibits, and including all duly adopted amendments, modifications, and supplements.

         CERCLA. Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C.A. ss.ss. 9601 et seq.

         CLOSING. The completion of the Transaction, to take place as described in Article IX hereof.


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         CLOSING DATE. The date on which the Closing actually occurs, which shall not be later than July 31, 1999, unless otherwise agreed by the parties, but shall not in any event be prior to satisfaction or waiver of the conditions to Closing set forth in Article VIII hereof.

         CODE. The Internal Revenue Code of 1986, as amended and in effect at the time of execution of the Agreement.

         COMPANIES. Humboldt Industries, Inc., a Pennsylvania business corporation, and Maplewood Industries, Inc, a Pennsylvania business corporation.

         CONTROL. The possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, Entity or Party, whether through the ownership of voting securities or voting interests, by contract or otherwise.

         COMPANY BALANCE SHEETS. The most recent balance sheets of Humboldt and Maplewood included in the Financial Statements.

         CONFIDENTIAL INFORMATION. As defined in Section 5.2.

         CUSTOMER. Any person or Entity for whom the Companies provided services on or within the two years immediately prior to the Closing Date or to whom the Companies provided a product on or within the two years immediately prior to the Closing Date.

         DEFECT NOTICE. As defined in Section 4.14.

         ENTITY. A corporation, partnership, sole proprietorship, trust, joint venture, limited liability company or other form of organization formed for the conduct of a business whether active or passive.

         ENVIRONMENTAL CONDITION. As defined in Section 7.2.

         ENVIRONMENTAL LAWS. All federal, state and local requirements, including statutes, regulations, ordinances, orders, common law, and judicial and regulatory interpretations thereof, relating to protection of the environment and the public health, safety and welfare, including without limitation those requirements relating to manufacture, generation, distribution, transport, handling, use, processing, treatment, storage, disposal or other management of Hazardous Materials, those relating to investigation or remediation of the Release of Hazardous Materials, and those relating to protection of animal and plant species, environmentally sensitive areas, and natural resources, including without limitation CERCLA.

         ENVIRONMENTAL PERMITS. All interim and final permits, licenses, registrations, certificates, approvals, and other authorizations issued, obtained or conferred pursuant to Environmental Laws.

         EPA. As defined in Section 4.27.

         ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect at the time of execution of the Agreement.

         EQUITY. The sum of account numbers 3000 through 3599 on the applicable Company Balance Sheets.

         FINANCIAL STATEMENTS. The Companies' balance sheets and income statements, as of December 31, 1998, and for the year previously ended.


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         GAAP. Generally accepted accounting principles consistently applied, as in effect on the date of any statement, report or determination that purports to be, or is required to be, prepared or made in accordance with generally accepted accounting principles.

         HAZARDOUS MATERIAL. Any "hazardous substance" or "pollutant or contaminant" as those terms are defined in Section 101 of CERCLA and all implementing federal regulations; any natural gas, natural gas liquids, liquefied natural gas, synthetic gas, or petroleum substance, including crude oil or any fraction thereof; and any radioactive substance, asbestos, polychlorinated biphenyls, urea formaldehyde, lead based paint, or other substance subject to federal, state or local Environmental Laws.

         IMPROVEMENTS. As defined in Section 4.14.

         INDEMNIFIED PARTY. As defined in Section 7.4.

         INDEMNIFYING PARTY. As defined in Section 7.4.

         INTERIM FINANCIAL STATEMENTS. The unaudited balance sheets and income statements of the Companies, as of March 31, 1999, and for the three months then ended.

         INVENTORIES. All inventories of raw materials and supplies, manufactured and purchased parts, work in process and finished goods customarily reflected as assets in balance sheets of Entities prepared in accordance with GAAP.

         LEASES. As defined in Section 4.14.

         LIABILITIES. At any point in time (the "Determination Time"), the obligations of the Companies, whether known or unknown, contingent or absolute, recorded on its books or not, arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior point in time, or resulted from the passage of time to the Determination Time.

         LOSSES. With respect to any person, Entity or Party, any payment, loss, liability, obligation, damage (including, without limitation, consequential, punitive, special or otherwise), deficiency, lien, judgment, cost or expense (including, without limitation, reasonable attorneys' and accountants' fees and expenses and court costs) of any kind, nature or description.

         OWNED REAL PROPERTY.  As defined in Section 4.14.

         PARTIES. The Purchaser, PetQuarters and the Selling Parties.

         PAYABLES. Liabilities of the Companies arising from the borrowing of money or the incurring of obligations for merchandise or goods purchased. All amounts owed to Shareholders shall be contributed to Shareholders' equity prior to Closing.

         PENSION PLAN. A "pension plan" or "employee pension benefit plan" as defined in Section 3(2) of ERISA.

         POLICIES. As defined in Section 4.14.

         PROPERTIES. The real properties owned by the Companies, as described in
Schedule 4.14A hereof.


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         PROPRIETARY RIGHTS. Trade secrets, copyrights, patents, trademarks, service marks, and all similar types of intangible property developed, created, or owned by the Companies, or used by the Companies in connection with its business, whether or not the same are entitled to legal protection.

         PURCHASE PRICE. As defined in Section 2.2.1.

         PURCHASER. PQ Acquisition Company, Inc., an Arkansas corporation.

         PURCHASER INDEMNITEE. The Purchaser, any affiliate of the Purchaser, any person or Entity with whom the Purchaser is affiliated or with whom the Purchaser has a partnership or joint venture relationship (a "Purchaser Partner"), and any officer, director, shareholder, employee, agent, attorney, joint venturer, partner (limited or general), servant, representative, trustee, successor or assign of the Purchaser or of any Purchaser Partner or of any affiliate of the Purchaser or any Purchaser Partner.

         REAL PROPERTY. The real property described in Schedule 4.14B hereof, which PetQuarters shall have the option to purchase in accordance with the terms of this Agreement.

         RECEIVABLES. Accounts receivable, notes receivable, and other obligations appearing as assets on the books of the Companies, and customarily reflected as assets in balance sheets of Entities prepared in accordance with GAAP, indicating moneys owed to the Entity.

         RELEASE OR RELEASED. Any past or present spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, depositing, conducting, draining, throwing, running, seeping, disposing, or otherwise releasing into a workplace or the environment (including the abandonment or discarding of barrels, containers and other open or closed receptacles), or causing, suffering, allowing any of these acts or omissions.

         SHARES. The 1,000 shares of Humboldt's common stock, owned by the Shareholders and representing all of the outstanding shares of Humboldt's common stock and the 20 shares of Maplewood's common stock, owned by the Shareholders and representing all of the outstanding shares of Maplewood's common stock.

         SHAREHOLDERS. Jack Rosenzweig and Helene Rosenzweig.

         SHAREHOLDER INDEMNIFIABLE CLAIMS. As defined in Section 7.2.

         SELLING PARTIES. The Companies and the Shareholders.

         TAX OR TAXES. (i) All federal, foreign, state, county or local net or gross income, gross receipts, sales, use, ad valorem, value-added, franchise, production, severance, windfall profit, withholding, payroll, employment, excise or similar taxes, assessments, duties, fees, levies, penalties, financial assurance or other governmental charges (together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto, and any interest in respect of such penalties, additions or additional amounts), and
(ii) liability for the payment of any consolidated tax (together with any interest thereon, any penalties, additions to tax or additional amounts with respect thereto, and any interest in respect of such penalties, additions or additional amounts) of the type described in clause (i) of this paragraph.

         THIRD PARTY. As defined in Section 6.8.

         THIRD PARTY CLAIM. As defined in Section 7.5.


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         THRESHOLD. As defined in Section 7.4.

         TRANSACTION. The purchase and sale of the Shares as contemplated by this Agreement and all incidental actions or related transactions contemplated hereby.

         UTILIZED REAL PROPERTY. As defined in Section 4.14.

         VENDOR. Any third party selling or licensing a product or service to a Customer or to the Company on or prior to the Closing Date.

         WELFARE PLAN. A "welfare plan" or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA.

                                   ARTICLE II
                                 THE TRANSACTION

         2.1 THE TRANSACTION. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date, the Shareholders shall sell, grant, convey, assign, transfer and deliver to the Purchaser, and the Purchaser shall purchase and acquire from the Shareholders all of the Shares. The exact number of Shares to be sold by the Shareholders hereunder is 1,000 shares of Humboldt common stock, $1.00 par value, and 20 shares of Maplewood common stock, $1.00 par value.

         2.2 PURCHASE PRICE.

             2.2.1 PURCHASE PRICE. The purchase price for the Shares shall be $9,200,000 (such price, as paid in accordance of Sections 2.2.2 and 2.2.3 below, being herein referred to as the "Purchase Price").

             2.2.2 CASH PAYMENT. At the Closing, the Purchaser shall deliver to the Shareholders $4,600,000 to be paid by wire transfer of immediately available funds prior to 2:00 p.m. EDST on the Closing Date.

             2.2.3 STOCK PAYMENT. Subject to adjustment as provided in this Section, the balance of the Purchase Price ($4,600,000) shall be paid by 2,044,444 shares of the common stock of PetQuarters (the "Purchase Shares"), which closed, on the Quotron System, at $2.25 on May 6, 1999 (the "Initial Closing Price").

             If the average closing price (as disclosed on the Quotron System) of the common stock of PetQuarters for the five trading days immediately preceding the Closing of the Transaction is less than the Initial Closing Price, then the number of Purchase Shares shall be adjusted upward by multiplying the 2,044,444 Purchase Shares by a fraction, the numerator of which is the Initial Closing Price and the denominator of which is the 5-day average closing price. As an alternative to such upward adjustment, Purchaser shall have the option to make a cash payment to Shareholders that together with the Purchase Shares at the 5-day average closing price equals the value of the Purchase Shares at the Initial Closing Price value.

             If the average closing price (as disclosed on the Quotron System) of the common stock of PetQuarters for the five trading days immediately preceding the Closing of the Transaction is more than the Initial Closing Price, then the number of Purchase Shares shall be adjusted


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         downward by multiplying the 2.044,444 Purchase Shares by a fraction, the numerator of which is the Initial Closing Price and the denominator of which is the 5-day average closing price. In no event, however, shall Shareholders collectively receive fewer than 1,000,000 Purchase Shares.

             2.2.4 ALLOCATION OF PURCHASE PRICE The Purchase Price shall be allocated to each of the Shareholders in proportion to his, her or its pro rata ownership of all Shares, except the Shareholders may, at their sole option and discretion, allocate up to five percent (5%) of the Purchase Price to Judith Patterson, employee of the pet care products division of Humboldt.

         2.3 PARTIES TO THE AGREEMENT AND TRANSACTION. To the extent that any provision of this Agreement calls for agreement by the Companies as a party hereto, such provision shall mean the Companies as they exist prior to consummation of the Transaction. If, after such consummation, any provision hereof requires amendment, modification, interpretation, etc., the same may be accomplished by the Shareholders and the Purchaser, without the participation of the Companies.

                                   ARTICLE III
                        REPRESENTATIONS AND WARRANTIES OF
                          PETQUARTERS AND THE PURCHASER

         PetQuarters and the Purchaser hereby represent and warrant to the Selling Parties:

         3.1 ORGANIZATION AND QUALIFICATION. PetQuarters is a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas. Prior to Closing, the Purchaser shall be a corporation duly organized, validly existing and in good standing under the laws of the State of Arkansas.

         3.2 AUTHORITY RELATIVE TO THIS AGREEMENT. The execution and delivery of this Agreement and the consummation of the Transaction have been duly authorized and approved by the Board of Directors of PetQuarters and no other corporate proceedings on the part of PetQuarters are necessary to approve and adopt this Agreement or to approve the consummation of the Transaction. This Agreement has been duly and validly executed and delivered by PetQuarters and constitutes a valid and binding Agreement of PetQuarters, enforceable against PetQuarters in accordance with its terms.

         3.3 BROKERS. PetQuarters acknowledges that Fincom, Inc., and/or Pine Tree Management Corporation (collectively, the "Brokerage Companies") may be entitled to a brokerage or finder's fee or commission and PetQuarters assumes full responsibility to satisfy all claims of the Brokerage Companies to such fees prior to the Closing, if possible, and to obtain releases from the Brokerage Companies for any future claims against PetQuarters, the Purchasers, the Companies or the Shareholders. No other agent, broker, finder, investment banker, person, Entity or firm acting on behalf of the Purchaser or under its authority is entitled to any brokerage, finder's or other fee or commission in connection with this Agreement or the Transaction.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES
                             OF THE SELLING PARTIES

         Each of the Selling Parties, jointly and severally, represents and warrants to PetQuarters and the Purchaser as follows:


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         4.1 ORGANIZATION AND QUALIFICATION. The Companies are business corporations duly organized, validly existing and in good standing under the laws of the State of Pennsylvania and have the requisite corporate power and authority to own their properties and carry on their businesses as they are now being conducted. The Companies are duly licensed or qualified to do business as foreign corporations, and are in good standing, in each jurisdiction where the character of the properties owned or leased by them, or the nature of their activities, are such that qualification as a foreign corporation in that jurisdiction is required by law, except in any such case where the failure to be so qualified would not have a material adverse effect on the assets, business, condition (financial or otherwise), operations or prospects of the Companies.

         4.2 CAPITALIZATION; OWNERSHIP OF SHARES. The authorized capital stock of the Humboldt consists of 100,000 shares of common stock, $1.00 par value, of which 1,000 shares and no more are issued and outstanding. The authorized capital stock of Maplewood consists of 10,000 shares of common stock, $1.00 par value, of which 20 shares and no more are issued and outstanding. The Shares are duly authorized, validly issued, fully paid and nonassessable, and have been issued in compliance with federal and state securities laws. There are no outstanding subscriptions, options, warrants, convertible instruments or other rights, agreements or commitments obligating the Companies to sell or issue, or to require the Shareholders to sell or otherwise transfer, any capital stock or other securities of the Companies. All of the issued and outstanding Shares are owned of record and beneficially by the Shareholders, free and clear of any liens, encumbrances, security interests, options, pledges, agreements, claims, charges or restrictions of any nature whatsoever. The Shareholders have full power to transfer the Shares to the Purchaser without obtaining the consent or approval of any other person, Entity or governmental authority.

         4.3 AUTHORITY RELATIVE TO THIS AGREEMENT. This Agreement has been duly and validly executed and delivered by the Selling Parties and constitutes a valid and binding Agreement of each of the Selling Parties enforceable in accordance with its terms. The Companies have all requisite corporate power and authority to enter into this Agreement and to carry out the Transaction, and their doing so has been duly and sufficiently authorized by the Board of Directors of the Companies and the Shareholders.

         4.4 ABSENCE OF BREACH; NO CONSENTS. The execution, delivery, and performance of this Agreement, and the performance by the Companies and the Shareholders of their respective obligations hereunder will not (i) violate or conflict with any of the provisions of the Articles of Incorporation or Bylaws of the Companies as amended to the date hereof; (ii) contravene any law, ordinance, rule, or regulation of any State or political subdivision thereof or of the United States or of any applicable foreign jurisdiction, or contravene any order, writ, judgment, injunction, decree, determination, or award of any court or other authority having jurisdiction, or cause the suspension or revocation of any authorization, consent, approval, or license, presently in effect, which affects or binds the Companies or any of their material properties; (iii) result in a breach of any term or provision of, or constitute a default under, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance of all or any part of the property of the Companies pursuant to any provision of, any order, judgment, arbitration award, injunction, decree, indenture, mortgage, lease, license, lien or other agreement or instrument to which the Companies or the any of the Shareholders are a party or by which any of them is bound; (iv) require the authorization, consent, approval of, or license, declaration, filing or registration with, any governmental or regulatory authority or any third party; or (v) constitute grounds for the loss or suspension of any permits, licenses, or other authorizations used in the business of the Companies.


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         4.5 BROKERS. Except as set forth in Section 3.3 hereof, no agent, broker, finder, investment banker, person, Entity or firm acting on behalf of the Selling Parties or under their authority is entitled to any brokerage, finder's, or other fee or commission in connection with this Agreement or the Transaction.

         4.6 FINANCIAL STATEMENTS. Correct copies of the Financial Statements and the Interim Financial Statements have been provided to PetQuarters, together with financial statements for each of the four years in the period beginning January 1, 1994 and ending December 31, 1997. The Financial Statements (i) fairly and accurately present the financial position and condition of the Companies as at the dates thereof and for the periods then ended, in accordance with GAAP (except as otherwise stated therein), (ii) are complete, correct and in accordance with the books of account and records of the Companies and (iii) can be legitimately reconciled with the financial records maintained and the accounting methods applied by it for federal income tax purposes. The Interim Financial Statements were prepared in a manner consistent with the basis of presentation used in the Financial Statements, and fairly and accurately present the financial position and condition of the Companies as at and for the periods indicated, in accordance with GAAP, subject to normal year-end adjustments. From the date hereof through the Closing Date, the Company will continue to prepare financial statements on the same basis that it has done so in the past, will promptly deliver the same to PetQuarters, and each Selling Party agrees that from and after such delivery the foregoing representations will be applicable to each financial statement so prepared and delivered.

         4.7 NO UNDISCLOSED LIABILITIES. To the knowledge of the Companies and the Shareholders, the Companies do not have any Liabilities which are not adequately reflected or reserved against on the face of the Company Balance Sheets, except Liabilities reflected in the Interim Financial Statements or incurred since the date of the Company Balance Sheet in the ordinary course of business and consistent with past practice, in each case in normal amounts and none of which is materially adverse, or except as otherwise disclosed herein.

         4.8 ABSENCE OF CERTAIN CHANGES OR EVENTS SINCE MAY 6, 1999. Since May 6, 1999, the Companies have not, except as set forth on Schedule 4.8 hereof:

             (i) experienced any material adverse change in the assets, business, condition (financial or otherwise), operations, or prospects of the Companies;

             (ii) suffered any damage, destruction, or loss, whether covered by insurance or not, having a material adverse effect on the assets, business, condition (financial or otherwise), operations, or prospects of the Companies;

             (iii) entered into, amended or terminated any material commitment, contract, agreement, or transaction (including, without limitation, any material borrowing or capital expenditure or sale or other disposition of any material asset or assets) of or involving the Companies other than this Agreement and agreements executed in the ordinary course of business;

             (iv) redeemed, repurchased or otherwise acquired for value its capital stock, or issued any of its capital stock or securities convertible into or rights to acquire any such capital stock, or declared, set aside or paid any dividend or distribution on its capital stock;

             (v) transferred or granted any rights under any of its material leases, licenses, agreements, patents, trademarks, trade names, or copyrights;


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             (vi) transferred, leased or otherwise disposed of any its assets or properties other than in the ordinary course of business and consistent with past practice or, except in the ordinary course of business and consistent with past practice, acquired any assets or properties, or entered into any agreement relating to the foregoing;

             (vii) mortgaged, pledged, or subjected to any lien or other encumbrance any of its assets or properties, other than in the ordinary course of business, or entered into any agreement relating to the foregoing;

             (viii) made or granted any wage or salary increase applicable to any group or classification of employees generally, entered into any employment contract with, or made any loan to, or entered into any material transaction with, any officer or employee, or changed the nature of any supplemental benefits provided to any such executives or other employees; or

             (ix) modified inventory levels in relation to sales levels, other than in the ordinary course of business and consistent with past practice.

         4.9 TAXES. The Companies have duly and timely filed or caused to be filed all federal, state, local and foreign Tax returns (including, without limitation, consolidated and/or combined Tax returns), reports, and declarations that are required by applicable law to be filed by it, and has paid, or made full and adequate provision for the payment of, all federal, state and local income and other Taxes shown to be due for the periods covered by such returns, reports, and declarations, except such taxes, if any, as are adequately reserved against in the Company Balance Sheet. Except as set forth on Schedule 4.9 hereof, no deficiency in payment of Taxes for any period has been asserted by any taxing body and remains unsettled at the date hereof. Copies of all federal and state tax returns of the Companies for the last five years have been made available for inspection by PetQuarters.

         4.10 NO BREACH OR DEFAULT. The Companies are not in breach, violation or default under any contract to which they are a party or by which they are bound, nor has any event occurred which, after the giving of notice or the passage of time or both, would constitute a breach, violation or default under any such contract, and the Companies have not received notice of any claim or assertion that they are or may be in any such breach, violation or default. The Selling Parties have no reason to believe that the parties to such contracts will not fulfill their obligations under such contracts in all material respects or are threatened with insolvency.

         4.11 LITIGATION.

              4.11.1 Schedule 4.11 hereof sets forth a list and a summary description of all pending or, to the knowledge of the Companies or any of the Shareholders, threatened actions, suits, proceedings, disputes or investigations by or against the any of the Shareholders, the Companies or any of their respective officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of the Companies or the transactions contemplated by this Agreement, setting forth, with respect to each action, suit, proceeding, dispute or investigation, (i) any reserves reflected in the Interim Financial Statements and (ii) the existence and extent of insurance coverage.

              4.11.2 Except as set forth on Schedule 4.11 hereof, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Companies or any of the Shareholders, threatened before any federal, state or local court or governmental or regulatory authority, domestic or foreign, or before any arbitrator of any nature, brought by or against any of the Shareholders, the Companies or any of their respective officers, directors, employees, agents or affiliates involving, affecting or relating to any assets, properties or operations of the Companies or the transactions


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contemplated by this Agreement, nor does there exist any fact which might reasonably be expected to give rise to any such suit, proceeding, dispute or investigation.

              4.11.3 Except as set forth on Schedule 4.11 hereof, neither the Companies nor any of their assets or properties is subject to any order, writ, judgment, award, injunction or decree of any federal, state or local court or governmental or regulatory authority or arbitrator, which adversely affects or might reasonably be expected to affect the assets, properties, business operations, prospects, net income or financial condition of the Companies or which would or might reasonably be expected to interfere with the transactions contemplated hereby.

         4.12 EMPLOYEES, ETC. Except as disclosed in Schedule 4.12 hereof, there are no collective bargaining, bonus, profit sharing, compensation, or other plans, agreements, trusts, funds, or arrangements maintained by the Companies for the benefit of their directors, officers, or employees, and there are no employment, consulting, severance, or indemnification arrangements, agreements or understandings between the Companies, on the one hand, and any current or former directors, officers, or other employees (or affiliates thereof) of the Companies, on the other hand. Schedule 4.12 hereof identifies each person of the eleven persons whose income from the Companies in the fiscal year ended on the date of the Company Balance Sheets exceeded, or whose income from the Companies in the fiscal year begun immediately thereafter is at a rate exceeding, $25,000.00 per annum, and describes any contractual arrangement for the employment or compensation of each such person. The Companies are not, and following the Closing will not be, bound by any express or implied contract or agreement to employ, directly or as a consultant or otherwise, any person for any specific period of time or until any specific age except as specified in agreements in writing identified on Schedule 4.12 hereof.

         4.13 COMPLIANCE WITH LAWS. Except as set forth on Schedule 4.13 hereof, the Companies are not in default with respect to any order of any court, governmental authority or arbitration board or tribunal to which the Companies are a party or are subject. Except as set forth on Schedule 4.13 hereof, to the knowledge of the Companies and the Shareholders, the Companies are in compliance with all, and have received no notice of any violation of any laws, ordinances, governmental rules or regulations applicable to their operations, including without limitation the use of premises occupied by them, or with respect to which compliance is a condition of engaging in any aspect of the business of the Companies and have all authority permits, licenses, zoning rights, and other governmental authorizations necessary to conduct their businesses as presently conducted.

         4.14 REAL PROPERTY.

              4.14.1 Schedule 4.14A hereof provides a legal description of all real property owned, either in whole or in part, by the Companies (the "Owned Real Property"). Schedule 4.14B hereof provides a legal description of the Real Property owned by the Shareholders and currently leased to and used by the Companies. Copies of all title insurance policies, surveys, title reports, deeds or other documents relating to the Owned Real Property or vesting title to such Owned Real Property in the Companies have been provided to PetQuarters or its representatives. The Owned Real Property and the Real Property are herein referred to collectively as the "Utilized Real Property". With respect to each property included in the Utilized Real Property, except as set forth on Schedule 4.14C hereof:

             (i) the Companies or the Shareholders, as the case may be, currently have in place commercial general liability insurance with respect to damage or injury to person, Entity or property occurring in the Utilized Real Property and fire and extended coverage property insurance policies (collectively "Policies") as represented to PetQuarters by the presentation of certificates of insurance; the Policies are in full force and effect and all premiums due thereunder have been paid; and neither of the Companies nor any Shareholder has received any notice from any insurance company or the insurance companies which issued the Policies, stating (or indicating) that any of the Policies will not be renewed or will be renewed at a substantially higher premium than is presently payable therefor;

             (ii) neither of the Companies nor any Shareholder has received any notice from any insurance company which has issued a policy with respect to the Utilized Real Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in the Utilized Real Property or suggesting or requesting the performance of any repairs, alterations, or other work to the Utilized Real Property ("Defect Notice");

             (iii) to the best knowledge of the Shareholders: all roads, parking areas, curbs, sidewalks, sewers and other utilities and improvements included within the Utilized Real Property (collectively, the "Improvements"), have been completed, constructed, and installed substantially in accordance with the plans and specifications therefor approved by the governmental authorities having jurisdiction, and all permanent certificates of occupancy and all other licenses, permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction and the requisite certificates of the local board of fire insurance underwriters (or other body exercising similar functions) have been issued for the Utilized Real Property (and all individual items constituting the Utilized Real Property), have been paid for, and are in full force and effect, and none of them will be invalidated, violated, or otherwise adversely affected by the transfer of the Shares to the Purchaser;

             (iv) to the best knowledge of the Shareholders: the Improvements have been constructed in accordance with all applicable laws, rules, regulations, ordinances and codes and are being maintained and operated in compliance with all applicable laws, regulations, insurance requirements, contracts, leases, permits, licenses, ordinances, restrictions, and easements, and neither of the Companies nor any Shareholder has received any notice, written or verbal, claiming any violation of any of the same;

             (v) to the best knowledge of the Shareholders: the construction and current operation and use of the Improvements do not violate any zoning, subdivision, building or similar law, ordinance, order or regulation or any certificate of occupancy issued for, or any restrictive covenant or other restriction, whether a real or personal covenant or equitable servitude, which may be applicable to the Utilized Real Property existing as of the making of this representation and warranty;

             (vi) to the best knowledge of the Shareholders: the location, construction, occupancy, operation, and use of the Utilized Real Property do not violate any applicable law, statute, ordinance, rule, regulation, order, or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting the Utilized Real Property, including without limitation all applicable zoning ordinances and building codes, flood disaster laws, Americans with Disabilities Act, and health and environmental laws and regulations;

             (vii) to the best knowledge of the Shareholders: no portion of the Utilized Real Property and no method of operation of the Utilized Real Property (whether now used or contemplated) is now in violation or, to the extent any such provisions are implemented as contemplated, will be in violation of any law, ordinance, code, rule, order, regulation or requirement of any governmental authority or of any local board of fire underwriters (or other body exercising similar functions), or agreement to which either of the Companies or any

         Shareholder is a party existing as of the making of this representation and warranty, and there are no presently outstanding and uncured notices of such violations;

             (viii) to the best knowledge of the Shareholders: water, sanitary sewer, storm sewer, drainage, electric, telephone, gas and other public utility systems and lines serve the Utilized Real Property and are directly connected to the lines and/or other facilities of the respective public authorities or utility companies providing such services or accepting such discharge, either adjacent to the Utilized Real Property or through easements or rights of way appurtenant to and forming a part of the Utilized Real Property; and any such easements or rights-of-way have been fully granted, and all charges therefor have been fully paid by the Companies, and all charges for the aforesaid utility systems and the connection of the Utilized Real Property thereto, including without limitation connection fees, "tie-in" charges and other charges now or hereafter to become due and payable, have been fully paid by the Companies;

             (ix) to the best knowledge of the Shareholders: all contractors, subcontractors, and other persons or Entities furnishing work, labor, materials or supplies to the Companies, or their predecessors in interest for the development and construction of the Utilized Real Property have been paid in full for all work performed to date except for retainage in customary amounts in accordance with the construction contracts for the Utilized Real Property, and there are no claims against the Companies, any Shareholder or any Utilized Real Property in connection therewith;

             (x) to the best knowledge of the Shareholders: no zoning variances, special exceptions or other special relief from applicable governmental requirements have been issued for construction on the Utilized Real Property or for its present or intended use, except for certain signage requirements for which a variance has been issued to permit a larger sign than normally allowed;

             (xi) to the actual knowledge of the Shareholders: the existing Improvements located upon the Utilized Real Property do not encroach upon existing utility company easements, and no existing restrictions are or will be violated by the Improvements located on the Utilized Real Property;

             (xii) neither of the Companies nor any Shareholder has received any notice of, nor to the best of Shareholders' knowledge, is there any governmental regulation, order or requirement restricting the operation of the Utilized Real Property in the manner in which the Utilized Real Property is being operated on the date hereof;

             (xiii) neither of the Companies nor any Shareholder has received any written notice of, nor to the best of Shareholders' knowledge, is there any proceeding pending for the increase or decrease of the assessed valuation of all or any portion of the Utilized Real Property;

             (xiv) neither the Company nor any Shareholder has received any notice of, nor to the best of Shareholders' knowledge, is there any condemnation proceeding or other proceedings in the nature of eminent domain in connection with the Utilized Real Property;

             (xv) to the best knowledge of the Shareholders: no portion of the Utilized Real Property is located within an area designated as a flood hazard area or an area which will require the purchase of flood insurance for the obtaining of any federally insured or federally related loan; and no portion of the Utilized Real Property is located in any conservation or historic district;

             (xvi) to the best knowledge of the Shareholders: no assessments for public improvements have been made against the Utilized Real Property which remain unpaid and all such assessments which have been or could be levied for public improvements ordered, commenced or completed prior to the Closing Date have been paid for in full by the Companies;

             (xvii) to the best knowledge of the Shareholders: there are no special assessments respecting the Utilized Real Property which will result from work, activities or improvements done to the Utilized Real Property by the Companies, in the course of construction, alteration or repair of the Utilized Real Property; and

             (xviii) to the best knowledge of the Shareholders: there are no unpaid bills or claims in connection with any repair of the Improvements or other work performed or material purchased in connection with the Utilized Real Property.

             (xix) to the best knowledge of the Shareholders: the Companies are not in default with respect to any lease or agreement between the Companies and the Shareholders concerning the Real Property (the "Shareholder Lease"). Specifically, the Companies have performed all obligations required to be performed by them to date under, and are not in default in respect of, the Shareholder Lease, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

             (xx) PetQuarters, the Purchaser and the Companies shall have the right to lease the Real Property from the Shareholders for a period of five (5) years from the 1st day of the month following the Closing Date, pursuant to the terms and in accordance with the lease attached hereto as Exhibit A, for $20,000 per month. Rental payments from the Closing Date to the 1st date of the month following the Closing Date shall be prorated on a daily basis utilizing the actual days of the month and a $20,000 per month rental rate.

             (xxi) PetQuarters, the Purchaser and the Companies shall have the option to purchase the Real Property and all Improvements contained thereon from the Shareholders for a period of five (5) years from the Closing Date for a purchase price of $2,500,000, in accordance with the terms set forth in the Option to Purchase Agreement attached hereto as Exhibit B.

         4.14.2 Schedule 4.14D hereof identifies the real property leased or subleased by the Companies (the "Leases"). The Companies have not received any written notification that they are in default with respect to any of the Leases nor are there any disputes between any landlord and the Companies with respect to the Leases that would affect the right of the Companies to remain in possession or otherwise affect the current use of the property leased or the rental amount then due. Except as set forth in Schedule 4.14D hereof, the Companies have performed all obligations required to be performed by them to date under, and are not in default in respect of, any Lease, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default. To the best of the Companies' knowledge, no other party to any Lease is in default in respect thereof, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default.

         4.14.3 True and complete copies of all Leases including the Shareholder Lease, have been made available to PetQuarters or its representatives.

         4.14.4 The consummation of the Transaction will not affect in any way, or result in the termination of, any of the Companies' Leases, particularly those necessary to support activities licensed by federal, state or local regulatory authorities.

         4.15 ASSETS. Schedule 4.15 hereof lists all of the Companies' fixed assets including, but not limited to, all motor vehicles, machinery, equipment, furniture, fixtures, inventory and other tangible personal property owned, leased or used by the Companies.

         4.16 TITLE TO PROPERTY; ENCUMBRANCES. The Companies have good, valid and, in the case of real properties identified in Schedule 4.14A, indefeasible title to all of their properties and assets (including those assets and properties shown on the Interim Financial Statements or thereafter acquired) (except for (i) inventory subsequently sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice, (ii) accounts receivable subsequently collected in the ordinary course of business consistent with past practice, (iii) immaterial amounts of inventory, machinery and equipment that have been determined to be obsolete or otherwise not necessary and have been disposed of in the ordinary course of business consistent with past practice, and (iv) those assets of the Companies that are leased), in each case free and clear of all Encumbrances except for any Encumbrance reflected on Schedule 4.16 hereof. The Companies do not know of any potential action by any party, governmental or other, and no proceedings with respect thereto have been instituted of which the Companies have notice, that would materially affect the Companies' ability to use and to utilize each of such assets in their businesses. The Companies have received no notices from any mortgagee regarding any properties leased by the Companies.

         4.17 PROPRIETARY RIGHTS. The Companies possess full ownership of, or adequate and enforceable long-term licenses or other rights to use (without payment), all Proprietary Rights owned by or registered in the name of the Companies or used in the businesses of the Companies; the Companies have not received any notice of conflict which asserts the rights of others with respect thereto and are not aware of any infringing use of any of their Proprietary Rights; and the Companies have in all material respects performed all of the obligations required to be performed by them, and are not in default in any material respect, under any agreement relating to any Proprietary Right.

         4.18 SUBSIDIARIES; AFFILIATED ENTITIES. The Companies have no subsidiaries. The Companies do not own, directly or indirectly, a majority or controlling equity or related interest in any partnership, corporation, joint venture, business association or other Entity. No part of the Companies' businesses are conducted through Entities other than the Company.

         4.19 TRADE NAMES. The Companies do use several fictitious business names or trade names. The Companies are also known as: The Home Pet Shop, Maplewood Crafts, Holiday Handicrafts, Humboldt Outlet Store, Master Animal Care, Discount Master Animal Care and Dog Outfitters. All of the above listed fictitious business names are trade names, and the business represented thereby and conducted thereunder, shall be transferred to the Purchaser upon Closing. The above listed fictitious business names or trade names are the only fictitious business names or trade names under which either of the Companies does business.

         4.20 EMPLOYEE BENEFIT PLANS. Except as disclosed on Schedule 4.20 hereof, the Companies do not maintain or contribute to any Pension Plan or any Welfare Plan, nor are the Companies presently, nor have they been within the last six years, a participating employer in any "multiemployer plan" (as defined in ERISA Section 3(37) or Section 414(f) of the Code). There has been no termination of a Pension Plan, whether partial or complete, within the meaning of Title IV of ERISA, that has occurred during the five-year period ending on the date hereof. The Companies have no knowledge of any material liability being incurred under Title IV of ERISA by the Company with respect to any Pension Plan maintained by a trade or business (whether or not incorporated) which is under common control with, or part of a controlled group of corporations with, the Companies, within the meaning of Sections 414(b) or (c) of the Code.

         4.21 ACCOUNTS RECEIVABLE. All Receivables of the Companies, whether or not reflected in the Company Balance Sheets, represent transactions in the ordinary course of business, and are current and collectible net of any reserves shown on such Balance Sheet (which reserves are adequate and were calculated consistent with past practice). Schedule 4.21 hereof specifically identifies all Receivables as of the date hereof (subject to posting of sales in accordance with the Companies' customary practices) and the aging of such Receivables.

         4.22 INVENTORIES. The Inventories of the Companies consist of items of a quality and quantity usable and salable in the ordinary course of business by the Companies, except for obsolete items and items below standard quality, all of which have been written down on the books of the Companies to net realizable market value or have been provided for by adequate reserves. All items included in the Inventories are the property of the Companies, except for sales made in the ordinary course of business; for each of those sales, either the purchaser has made full payment or the purchaser's liability to make payment is reflected in the Companies' books. No items included in the Inventories have been pledged as collateral (except as disclosed on Schedule 4.22 hereof) or are held by the Companies on consignment from others.

         4.23 CONTRACTS. Except as identified on Schedule 4.23 hereof, the Companies have no contracts, agreements, or understandings, whether express or implied, written or oral; provided, however, that the Companies may have, and
Schedule 4.23 hereof does not identify, any such contracts, agreements, or understandings that fall into one of the following categories: (a) those that are terminable on notice of less than thirty-two (32) days and do not involve payments or obligations of more than $2,000 in any period of thirty-one (31) days or less (on termination or otherwise); or (b) those that involve aggregate payments or obligations of less than $15,000. Schedule 4.23 hereof does, however, identify each contract otherwise exempt from disclosure by (b) above if the Companies' obligations, in the aggregate, under all such contracts, agreements or understandings with persons or Entities similarly situated (e.g., all nonunion employees, all suppliers, all licensees, or all landlords) exceeds $10,000 per annum. Schedule 4.23 hereof includes a brief summary of each such contract, agreement or understanding identified therein, or of the type of such contracts and the aggregate exposure or commitment under similar contracts in the case of contracts included by reason of the preceding sentence.

         4.24 ACCOUNTS PAYABLE. The accounts payable reflected on the Company Balance Sheets do, and those reflected in the most recent balance sheet included in the Interim Financial Statements do, and those reflected on the books of the Companies at the time of the Closing will, reflect all amounts owed by the Companies in respect of trade accounts due and other Payables, and the actual Liability of the Companies in respect of such obligations was not, and will not be, on any of such dates, in excess of the amounts so reflected on the balance sheets or the books of the Companies, as the case may be. It is agreed, however, that all amounts owed to Shareholders shall be contributed to Shareholders' equity prior to Closing.

         4.25 LABOR MATTERS. Except as set forth on Schedule 4.25 hereof, there are no activities or controversies, including, without limitation, any labor organizing activities, election petitions or proceedings, proceedings preparatory thereto, unfair labor practice complaints, labor strikes, disputes, slowdowns, or work stoppages, pending or, to the best of the knowledge of the Companies, threatened, between the Companies and any of their employees.

         4.26 INSURANCE. The Companies have provided copies of each of the Companies' insurance policies to PetQuarters. The Companies have not within the past three (3) years received any notice of cancellation of any insurance agreement. The Companies do not have any material claims pending under any of its insurance policies. The Companies will maintain all of the insurance policies in full force and effect during the period of time between the execution of this Agreement and the Closing.

         4.27 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 4.27 hereof:

              (i) to the best knowledge of the Shareholders: the Companies and their operations, including as applicable their personnel, equipment, facilities and owned or leased premises (collectively "the Company and/or its operations") have obtained and continue to hold all Environmental Permits which are required under all applicable Environmental Laws;

              (ii) to the best knowledge of the Shareholders: the Companies and their operations are in substantial compliance with all Environmental Permits and Environmental Laws and have not received notice from a federal, state or local authority that the Companies or their operations have violated any of the foregoing; nor have the Companies or their operations failed to provide any notification, certification, report, response, payment or other filing required by a federal, state or local regulatory agency, Environmental Law, or Environmental Permit;

              (iii) to the best knowledge of the Shareholders: neither the Companies nor their operations are subject to any judicial, governmental, regulatory, or administrative proceeding alleging the violation of any Environmental Permit or Environmental Law, or seeking to suspend, revoke, involuntarily amend or modify, or not renew any Environmental Permit or activity authorized thereunder;

              (iv) to the best knowledge of the Shareholders: none of the Companies' operations are on the "CERCLIS" list or the "National Priorities List" of the U.S. Environmental Protection Agency ("EPA"), or any similar state list, or the subject of any federal, state or local investigation evaluating whether any remedial action is needed to respond to a Release of any Hazardous Material;

              (v) to the best knowledge of the Shareholders: the Companies and their operations have not Released any Hazardous Material in quantities that are reportable under Environmental Laws (other than a Release authorized by an Environmental Permit); nor are the Companies or their operations persons who own or operate, or who at the time of disposal owned or operated, or who accepted Hazardous Material for transport and selected, a facility at which Hazardous Material is or has been stored, treated, or disposed of, and which did not or does not have all necessary Environmental Permits; nor have the Companies or their operations provided any notification of such a Release or facility to required federal, state and local regulatory authorities;

              (vi) to the best knowledge of the Shareholders: the Companies and their operations have no contingent or actual liability in connection with any Release of any Hazardous Material into the workplace or the environment; nor does any parent, subsidiary, affiliated Entity, or predecessor have any such liability for which the Companies and their operations have been or may be held liable;

              (vii) to the best knowledge of the Shareholders: the Companies and their operations have not caused, suffered or allowed the performance or omission of any act and know of no condition which could give rise to liability now or in the future to any person or Entity under any Environmental Laws, nor have the Companies or their operations received notice of any such liability or any claim therefor, including without limitation notice of a removal, remedial, or response action, or a possible cost-recovery or contribution claim, by a federal, state or local regulatory authority, or by a third person;

              (viii) to the best knowledge of the Shareholders: no Hazardous Material is present or has been Released on, at, beneath or near any of the Companies' or their operations' past or present facilities or properties with the exception of such Hazardous Materials authorized for receipt and actually managed at those facilities and properties in accordance with all applicable Environmental Laws and Environmental Permits; and no Hazardous Material is present or has been Released beyond the authorized waste management areas, including to any surface water or groundwater on, at, beneath or, to the Shareholders' knowledge, near the facilities or properties;

              (ix) to the best knowledge of the Shareholders: the Companies and their operations do not own or operate, nor have they ever owned or operated, an underground or aboveground storage tank, nor is any such tank located on or under any of the real properties leased or owned by the Companies or their operations; and

              (x) to the best knowledge of the Shareholders: the Companies have never sold or manufactured any product containing asbestos or polychlorinated biphenyls.

         4.28 YEAR 2000 COMPLIANCE. To the knowledge of the Shareholders: the Companies' hardware, software, computer systems, chips and microprocessors have been modified, or are in the process of being modified, as necessary to ensure proper execution and accurate processing of all date-related data, whether from years in the same century or in different centuries.

         4.29 CUSTOMERS AND SUPPLIERS. Except as set forth on Schedule 4.29 hereof:

              (i) neither the Shareholders nor the Companies has received notice that, nor do any of them have any knowledge that, any Customer of either of the Companies who accounted for more than 5% of either of the Companies' sales in its most recently completed fiscal year has, will or plans to discontinue doing business with the applicable Company;

              (ii) the Companies do not have any outstanding purchase contracts or commitments or unaccepted purchase orders which are in excess of the normal, ordinary and usual requirements;

              (iii) no supplier or subcontractor to the Companies has reduced its shipments of orders issued by the Companies, or threatened to discontinue, supplying such items or services to the Companies on reasonable terms;

              (iv) neither the Shareholders nor the Companies have received notice that, nor do any of them have any knowledge that, any such supplier or subcontractor has, will or plans to discontinue doing business with the Companies on substantially the same terms as are consistent with its past practices; and

              (v) neither the Shareholders nor the Companies have received notice that, nor do any of them have any knowledge that, any such supplier or subcontractor has, will or plans to add any additional distributors of such suppliers' or subcontractors' products or services within the Companies' marketing areas.

         4.30 ACCURACY OF INFORMATION. None of the Companies' or the Shareholders' representations, warranties or statements contained in this Agreement, in the Schedules and Exhibits hereto or in any other document delivered to Purchaser in connection with the transactions contemplated by this Agreement, contains or will contain any untrue statement of a material fact or omits to state any material fact necessary in order to make any of such representations, warranties or statements, in light of the circumstances under which they were made, not misleading.

         4.31 JURISDICTIONS. Schedule 4.31 contains a list of all jurisdictions in which either Company is presently licensed or qualified to do business. The Companies have complied in all material respects with all applicable laws of each such jurisdiction and all applicable rules and regulations of each regulatory agency therein. The Companies (i) have not been denied admission to conduct any type of business in any jurisdiction in which they are not presently admitted as set forth in such Schedule 4.31 hereof; (ii) have not had their license or qualifications to conduct business in any jurisdiction revoked or suspended; or (iii) have not been involved in any proceeding to revoke or suspend a license or qualification.

         4.32 RECORDS. The Companies and the Shareholders have delivered or made available to PetQuarters and its counsel true and complete copies of their articles of incorporation, bylaws, minutes of all meetings of directors and shareholders and certificates reflecting all actions taken by the directors or shareholders without a meeting, partnership agreements and certificates, and other organizational documents of the Companies, and such documents are, except as stated therein, in full force and effect on the date hereof. After consummation of the transaction contemplated hereby, all such documents of the Companies shall remain with the Companies or Purchaser, but the Shareholders may have access to and make copies of all such documents as necessary for them to complete any necessary Tax returns or for any other lawful purpose not in violation of Article VI of this Agreement.

         4.33 ACTIONS SINCE BALANCE SHEET DATE. Except as set forth on Schedule
4.33 hereof, since the date of the Company Balance Sheets, the Companies have taken no actions that would be prohibited under the provisions of this Agreement (without the prior consent of the Purchaser) after the date of this Agreement.

                                    ARTICLE V
                   COVENANTS OF THE PURCHASER AND PETQUARTERS

         5.1 AFFIRMATIVE COVENANTS. From the date hereof through the Closing Date, PetQuarters and the Purchaser will take every action reasonably required of it in order to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Selling Parties in this Agreement are and remain true and accurate and that the covenants and agreements of the Selling Parties in this Agreement are honored and that the conditions to the obligations of the Purchaser set forth in this Agreement are not incapable of satisfaction.

         5.2 CONFIDENTIALITY OF INFORMATION. Except as and to the extent required by law, PetQuarters and the Purchaser will not disclose or use, and will direct their representatives not to disclose or use to the detriment of the Selling Parties, any Confidential Information (as defined below) with respect to the Company furnished, or to be furnished, by either the Selling Parties or their respective representatives to PetQuarters, the Purchaser or their representatives at any time or in any manner other than in connection with its evaluation of the Transaction; provided, however, that any disclosure or use that is deemed necessary by PetQuarters or the Purchaser in their reasonable discretion to determine the transferability of any and all operating permits shall not be deemed to be a violation of this Section 5.2. "Confidential Information" means any information about the Company stamped "confidential" or identified in writing as such to PetQuarters or the Purchaser by any of the Selling Parties promptly following its disclosure (and specifically includes any Company Disclosure Statements delivered to

PetQuarters or the Purchaser), unless (a) such information is already known to PetQuarters or the Purchaser or their representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of PetQuarters or the Purchaser or their representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Transaction, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings. Upon the written request of the Company in the event this Agreement is terminated for any reason prior to Closing, PetQuarters and the Purchaser will promptly return to the Company or destroy any Confidential Information in their possession and certify in writing to the Company that they have done so.

         5.3 EXPENSES. Whether or not the Transaction is consummated, all costs and expenses incurred by PetQuarters and the Purchaser in connection with this Agreement and the Transaction shall be paid by the Purchaser.

         5.4 UNREGISTERED SECURITIES. The Purchaser acknowledges that the Shares are not registered under the Securities Act of 1933 nor under the Arkansas Securities Act nor under the Pennsylvania Securities Act and represents and warrants as follows:

             (i) The Purchaser is acquiring the Shares for its own account solely for the investment purposes and not with a view to resell said Shares.

             (ii) The Purchaser has such knowledge and experience in business and financial matters as to enable it to be capable of evaluating the risks and merits of this investment.

             (iii) The Purchaser is able to bear the economic risks of an investment in the Shares.

             (iv) The Shares will not be resold or otherwise transferred or assigned without appropriate compliance with the registration provisions of the Securities Act of 1933 and the applicable state Blue Sky laws or exemption therefrom.

             (v) The Purchaser has been provided with or permitted access to all information which it deems material to formulating an investment decision and that such information has been sufficient to make an informed investment decision.

         5.5 PIGGYBACK REGISTRATION. If PetQuarters at any time registers its shares of common stock for sale or resale under the Securities Act of 1933 or the Arkansas Securities Act (collectively or individually the "Securities Act(s)") in connection with an underwritten public offering, PetQuarters will give prompt written notice thereof to the Shareholders. Upon the written request of the Shareholders made within thirty (30) days after the receipt of such notice, PetQuarters shall cause the Purchase Shares to be registered under the applicable Securities Act as part of such underwritten public offering. PetQuarters shall be solely responsible for all costs, fees and expenses of such registration, including, but not limited to, all attorney's fees, accountant's and financial advisor's fees, fees and commissions of investments bankers, filing fees and expenses, and printing and engraving costs and expenses. PetQuarters, at its expenses, will furnish the Shareholders with such number of prospectuses, offering circulars and documents incident to the registration, as the Shareholders from time to time may reasonably request. If the managing underwriter shall advise PetQuarters and the Shareholders in writing that the inclusion in any registration pursuant hereto of some or all of the shares sought to be registered creates a substantial risk that the proceeds or price per unit, which the sellers of securities covered by such registration will derive from the sale of such securities pursuant to such registration, will be reduced or that the number of securities to be registered (including those sought to be registered by PetQuarters and those sought to be registered by the Shareholders) is too large a number to be reasonably sold, then the number of Purchase Shares sought to be registered by the Shareholders and the number of shares of common stock of PetQuarters sought to be registered by any other shareholders shall be reduced pro rata to the extent necessary to reduce the number of securities to be registered to the number recommended by the managing underwriter. In no instance shall PetQuarters be required to reduce the number of shares of common stock it seeks to register to enable Purchase Shares or shares owned by other stockholders to be registered. If the number of Purchase Shares offered for sale pursuant to the public offering is limited by the managing underwriter, and if the managing underwriter agrees to purchase its overallotment from shareholders, rather than PetQuarters, the Shareholders shall have first right to sell to the underwriters to the extent permitted by law before any other shareholder. PetQuarters shall indemnify the Shareholders and their personal representatives, heirs and assigns, against all claims, losses, damages and liabilities (and actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained or made in or as part of the registration (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or arising out or based on any violation by PetQuarters or any rule or regulation promulgated under the Securities Acts (or under any state Blue Sky law) applicable to PetQuarters and relating to any action or inaction required of PetQuarters in connection with any such registration, and will reimburse the Shareholders and their personal representatives, heirs and assigns, for any attorney's fees and other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action.

                                   ARTICLE VI
                        COVENANTS OF THE SELLING PARTIES

         6.1 RESTRICTIVE COVENANTS.

             (a) CUSTOMER RESTRICTION. Each Shareholder covenants and agrees that he or she shall not, for a period of two (2) years from and after the Closing Date, working alone or in conjunction with one or more other persons or Entities, for compensation or not, (i) provide or offer to provide to any Customer any product or service similar to that offered by the Companies immediately prior to the Closing, or (ii) induce or attempt to induce any Customer to withdraw, curtail or cancel its business with the Companies, PetQuarters, or the Purchaser or in any manner modify or fail to enter into any actual or potential business relationship with PetQuarters, the Purchaser or the Companies. This restriction shall in no way prohibit the Shareholders from continuing to provide Customers with those services they currently provide by or through Pet Enterprises Total Services, Inc., d/b/a Willow Pet Hotel, Animal Travel Agency or All Dog Grooming (collectively "Pet Enterprises"), but the Shareholders and Pet Enterprises may not offer services or products through catalog or internet sales.

             (b) NON-RAID. Each Shareholder covenants and agrees that he or she shall not, for a period of two (2) years from and after the Closing Date, working alone or in conjunction with one or more other persons or Entities, for compensation or not, (i) recruit or otherwise solicit or induce any person or Entity who is, on the Closing Date or thereafter, an employee or Vendor of the Companies to terminate their employment with, or otherwise cease their relationship with, the Companies, PetQuarters or the Purchaser or any of their respective subsidiaries or affiliates, or (ii) hire, recruit or otherwise solicit any person or Entity who, within the six months immediately preceding the Closing Date, had been an employee or Vendor of the Companies; provided, however, that clause (ii) shall not prohibit any Shareholder from hiring, recruiting or soliciting any person or Entity (A) on a part-time basis or (B) with which the Companies have terminated their relationship after the Closing Date.

              (c) NONCOMPETITION. Each Shareholder covenants and agrees that such Shareholder shall not, for a period of two (2) years from and after the Closing Date, working alone or in conjunction with one or more other persons or Entities, for compensation or not, permit such Shareholder's name to be used by or engage in or carry on, directly or indirectly, either for himself or as a member, stockholder, partner, investor (other than as an owner of less than 5% of any public traded Entity), officer or director of an Entity (other than PetQuarters or the Purchaser or a subsidiary or affiliate of PetQuarters or the Purchaser) or as an employee, agent, associate or contractor of any person or Entity (other than PetQuarters or the Purchaser and/or any of its subsidiaries or affiliates), any business in competition with the business of the Companies as carried on by the Companies immediately prior to the Closing, but only for as long as such business is carried on by (i) the Purchaser and/or any of its subsidiaries or affiliates or
         (ii) any person or Entity deriving title from the Purchaser or any of its subsidiaries or affiliates to the assets and goodwill of the business being carried on by the Companies immediately prior to the Closing. The Parties intend that the covenants contained in this
         Section 6.1(c) shall be deemed to be a series of separate covenants, one for each State or country in which the Companies do business immediately prior to the Closing and, except for geographic coverage, each such separate covenant shall be identical in terms to the covenant contained in this Section 6.1(c). This restriction shall in no way prohibit the Shareholders from continuing to provide Customers with those services they currently provide by or through Pet Enterprises, but the Shareholders and Pet Enterprises may not offer services or products through catalog or internet sales.

              (d) REFORMATION. If, in any judicial proceeding, the court shall refuse to enforce all of the separate covenants contained in Section 6.1(a),6.1(b) or 6.1(c) hereof because the time limit is too long, it is expressly understood and agreed between the Parties that for purposes of such proceeding such time limitation shall be deemed reduced to the extent necessary to permit enforcement of such covenants. If, in any judicial proceeding, the court shall refuse to enforce all of the separate covenants contained in Section 6.1(a), 6.1(b) or 6.1(c) hereof because they are more extensive (whether as to geographic area, scope of business or otherwise) than necessary to protect the business and goodwill of the Purchaser or any of its subsidiaries or affiliates, it is expressly understood and agreed between the Parties that for purposes of such proceeding the geographic area, scope of business or other aspect shall be deemed reduced to the extent necessary to permit enforcement of such covenants.

              (e) INJUNCTIVE RELIEF. Each Shareholder acknowledges that a breach of Section 6.1 hereof would cause irreparable damage to PetQuarters and the Purchaser, and in the event of such Shareholder's actual or threatened breach of the provisions of Section 6.1 hereof, PetQuarters and the Purchaser shall be entitled to a temporary restraining order and an injunction restraining such Shareholder from breaching such covenants without the necessity of posting bond or proving irreparable harm, such being conclusively admitted by such Shareholder. Nothing shall be construed as prohibiting PetQuarters or the Purchaser from pursuing any other available remedies for such breach or threatened breach, including the recovery of damages from such Shareholder. Each Shareholder acknowledges that the restrictions set forth in Section 6.1 hereof are reasonable in scope and duration, given the nature of the business of PetQuarters and the Purchaser. Each Shareholder agrees that issuance of an injunction will not pose an unreasonable restriction on such Shareholder's ability to obtain employment or other work following the Closing Date.

              (f) OTHER AGREEMENTS. The provisions of this Section 6.1 shall be independent of and in addition to any other agreement between PetQuarters, the Purchaser or the Companies and any Shareholder regarding the subject matter of this Section 6.1.

         6.2 AFFIRMATIVE COVENANTS. From the date hereof through the Closing Date, the Selling Parties will take every action reasonably required of either of them to satisfy the conditions to Closing set forth in this Agreement and otherwise to ensure the prompt and expedient consummation of the Transaction substantially as contemplated hereby, and will exert all reasonable efforts to cause the Transaction to be consummated, provided in all instances that the representations and warranties of the Purchaser in this Agreement are and remain true and accurate and that the covenants and agreements of the Purchaser in this Agreement are honored and that the conditions to the obligations of the Companies set forth in this Agreement are not incapable of satisfaction.

         6.3 ACCESS AND INFORMATION. The Selling Parties shall afford to PetQuarters, the Purchaser and to the Purchaser's accountants, counsel and other representatives reasonable access during normal business hours throughout the period prior to the Closing to all of the Companies' properties, books, contracts, commitments, records and personnel, and, during such period, the Companies shall furnish promptly to the Purchaser (1) all written communications from the Companies to its directors or to its Shareholders generally, (2) the Companies' internal monthly financial statements when and as available, and (3) all other information concerning its business, properties, and personnel as the Purchaser may reasonably request, but no investigation pursuant to this Section
6.3 shall affect any representations or warranties of the Selling Parties, or the conditions to the obligations of the Purchaser to consummate the Transaction contemplated by this Agreement. The Purchaser and its representatives shall assert their rights hereunder in such manner as to minimize interference with the business of the Companies.

         6.4 NO SOLICITATION. The Selling Parties and those acting on their behalf will not, and the Companies will use their best efforts to cause their officers, employees, agents, and representatives (including any investment banker) not, directly or indirectly, to solicit, encourage, or initiate any discussions with, or negotiate or otherwise deal with, or provide any information to, any person or Entity other than the Purchaser and its officers, employees, and agents, concerning any merger, sale of substantial assets, or similar transaction involving the Companies or division of the Companies or any sale of any of their capital stock or of any division. The Companies will notify the Purchaser immediately upon receipt of any inquiry, offer or proposal relating to any of the foregoing. None of the foregoing shall prohibit providing information to others in a manner in keeping with the ordinary conduct of the Companies' business, or providing information to government authorities.

         6.5 CONDUCT OF BUSINESS.

             6.5.1 AFFIRMATIVE COVENANTS. The Selling Parties covenant and agree with the Purchaser that, on and after the date hereof and prior to the consummation of the Transaction or the termination of this Agreement pursuant to its terms, the Companies shall, and the Shareholders shall cause the Companies to:

                   (i) conduct their business according to the ordinary and
             usual course of business consistent with past practice;

                   (ii) use commercially reasonable efforts to preserve intact their business organization and goodwill, to keep available the services of their officers, directors and employees, and maintain good relationships with suppliers, lenders, creditors, distributors, employees, customers, licensors, licensees and others having business or financial relationships with them, and they shall immediately notify the Purchaser of any event or occurrence or emergency material to, and not in the ordinary and usual course of, their business;

                   (iii) continue properly and promptly to file when due all
             federal, state, local, foreign, and other tax returns, reports, and declarations required to be filed by them, and will pay, or make full and adequate provision for the payment of, all taxes and governmental charges due from or payable by them;

                   (iv) comply in all material respects with all laws and
             regulations applicable to them and their operations;

                   (v) maintain in full force and effect insurance coverage of a type and amount customary in their business, but not less than that presently in effect; and

                   (vi) maintain their assets and properties in good repair and in the same condition, reasonable wear and tear excepted, as they were on the date of this Agreement.

             6.5.2 NEGATIVE COVENANTS. Without limiting the generality of the foregoing, and except for actions listed on Schedule 6.5.2 hereof, without the Purchaser's prior written consent, the Companies shall not, and the Shareholders shall cause the Companies not to, on or after the date hereof and prior to the consummation of the Transaction or the termination of this Agreement pursuant to its terms:

                   (i) amend their Articles of Incorporation or Bylaws;

                   (ii) split, combine, or reclassify any of their outstanding securities or declare, set aside, or pay any dividend or other distribution on or make or agree or commit to make any exchange for or redemption of any such securities payable in cash, stock, or property;

                   (iii) issue or agree to issue any additional shares of, or rights of any kind to acquire any shares of, their capital stock of any class, enter into any contract, agreement, commitment, or arrangement with respect to any of the foregoing or otherwise change their capitalization as it exists on the date hereof;

                   (iv) create, incur, or assume any long-term or short-term
             indebtedness for money borrowed, guarantee the payment of any such indebtedness, or make any capital expenditures or commitment for capital expenditures, except in the ordinary course of business and consistent with past practice;

                   (v) adopt, enter into, or amend any bonus, profit-sharing, compensation, stock option, warrant, pension, retirement, deferred compensation, employment, severance, termination, or other employee benefit plan, agreement, trust fund, or arrangement for the benefit or welfare of any officer, director or employee;

                   (vi) agree to any material (in relation to historical
             compensation) increase in the compensation payable or to become payable to, or any increase in the contractual term of employment of, any officer, director, or employee except, with respect to employees who are not officers or directors, in the ordinary course of business in accordance with past practice.

                   (vii) sell, lease, mortgage, encumber, or otherwise dispose of or grant any interest in any of their assets or properties except for sales, encumbrances, and other dispositions or grants in the ordinary course of business and consistent with past practice and except for liens for taxes not yet due or liens or encumbrances that are not material in amount or effect and do not impair the use of the property, or as specifically provided for or permitted in this Agreement;

                   (viii) enter into, amend or terminate any material contract, agreement, commitment, or understanding;

                   (ix) enter into any agreement, commitment, or understanding, whether in writing or otherwise, with respect to any of the foregoing; or

                   (x) hold any meetings of its board of directors, or any
             committee thereof, or of their Shareholders, without inviting a representative selected by the Purchaser to attend the same (although the Companies may request that such representative absent himself or herself during that portion of any such meeting that pertains to issues arising under this Agreement).

         6.6 COOPERATION. The Selling Parties will cooperate with PetQuarters, the Purchaser and their counsel, accountants and agents in every way in carrying out the transactions contemplated by this Agreement and in delivering all documents and instruments deemed reasonably necessary or useful by PetQuarters and the Purchaser.

         6.7 EXPENSES. Whether or not the Transaction is consummated, all costs and expenses incurred by the Selling Parties in connection with this Agreement and the Transaction which are ordinarily and customarily incurred and paid by the Companies in their business operations may be paid by the Companies, but all costs and expenses incurred by the Selling Parties in connection with this Agreement and the Transaction which are not ordinarily and customarily incurred by the Companies in their business operations, specifically including those expenses which would have to be capitalized by the Purchaser as an expense of acquiring the Shares or by the Shareholders as an expense of selling the Shares, shall be paid by the Shareholders from the Purchase Price. In the event the Transaction is consummated, all additional expenses incurred by PetQuarters for the creation of the Purchaser and for the estimated costs of the dissolution of the Purchaser, not to exceed $2,500, shall be paid by the Shareholders at Closing. Other than the usual and customary quarterly Tax deposit paid by the Companies for the benefit of the Shareholders, all Tax obligations of the Shareholders incurred on or after the Closing Date, arising from the operation of the Companies prior to the Closing Date or the Transaction, including the filing of a "short-year return" ending on the Closing Date for the Companies, shall be paid by the Shareholders and not the Companies.

         6.8 PUBLICITY. Prior to the Closing, no Party will issue or make any reports, statements or releases to the public with respect to this Agreement or the Transaction contemplated hereby without consulting the other as to the content and wording of such disclosure or release; provided, however, that the foregoing shall not be deemed to prohibit any disclosure required by applicable law or by any governmental authority having jurisdiction over such matters, or by the disclosure obligations of PetQuarters as a public company.

         6.9 ENVIRONMENTAL MATTERS. The Selling Parties shall, during the period between the date of this Agreement and Closing, promptly provide to the Purchaser any notices or claims received by the Selling Parties that arise under any Environmental Laws. The Selling Parties shall permit the Purchaser and its representatives to conduct, at the Purchaser's expense, such other environmental inspections of the Owned Real Properties as the Purchaser desires to conduct prior to Closing.

         6.10 UPDATING OF EXHIBITS AND DISCLOSURE DOCUMENTS. The Selling Parties shall notify the Purchaser of any changes, additions, or events which may cause any change in or addition to any Schedules and Exhibits hereto or any other schedules or exhibits delivered by the Selling Parties under this Agreement promptly after the occurrence of the same and again at the Closing by delivery of appropriate updates to all such schedules and exhibits. No such notification made pursuant to this Section shall be deemed to cure any breach of any representation or warranty made in this Agreement unless the Purchaser specifically agrees thereto in writing nor shall any such notification be considered to constitute or give rise to a waiver by the Purchaser of any condition set forth in this Agreement.

         6.11 EXECUTION OF ADDITIONAL DOCUMENTS. Each Party will at any time, and from time to time after the Closing Date, upon request of any other Party, execute, acknowledge and deliver all such further deeds, assignments, transfers, conveyances, powers of attorney and assurance, and take all such further action, as may be reasonably required to carry out the intent of this Agreement, and to transfer and vest title to any Shares being transferred hereunder, and to protect the right, title and interest in and enjoyment of all of the Shares sold, granted, assigned, transferred, delivered and conveyed pursuant hereto; provided, however, that this Agreement shall be effective regardless of whether any such additional documents are executed.

                                   ARTICLE VII

                         SURVIVAL OF REPRESENTATIONS AND
                           WARRANTIES/INDEMNIFICATION

         7.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties by the Parties in Articles III and IV hereof or in any other Article or Section hereof, or in any certificate or other document furnished or to be furnished by the Parties pursuant hereto, shall survive delivery by the Parties of the consideration to be given by them hereunder, and shall survive the execution hereof, the Closing hereunder and the Closing Date, all such representations and warranties to expire on the first anniversary of the Closing Date.

         7.2 INDEMNIFICATION BY SHAREHOLDERS. Upon the terms and subject to the conditions set forth in Sections 7.4 and 7.5 hereof and this Section 7.2, each of the Shareholders agrees, severally based upon the pro rata share of the Purchase Price received by such Shareholder, to indemnify, defend, protect, save and hold harmless the Purchaser and PetQuarters against, and will reimburse the Purchaser or PetQuarters on demand for, any and all Losses made or incurred by or asserted against the Purchaser or PetQuarters, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following ("Shareholder Indemnifiable Claims"):

                   (a) any inaccuracy or misrepresentation in, omission from, or breach or nonfulfillment of representation, warranty, term, provision, covenant or agreement on the part of any Shareholder contained in this Agreement or in any certificate or other instrument furnished or to be furnished by the Company or any Shareholder to the Purchaser pursuant hereto; provided, however, that no Shareholder shall have any liability to the Purchaser or PetQuarters for breach of any covenant set forth in
         Section 6.1 hereof except for liability arising from such Shareholder's own conduct; or

                   (b) any liability or obligation of the Company or any Shareholder, whether imposed by any law or pursuant to any agreement, for any Taxes with respect to periods or events or transactions (including, without limitation, the events or transactions described or permitted to be taken hereunder) prior to or ending on the Closing Date, but only to the extent that such Taxes, in the aggregate, exceed the amount of the aggregate reserves for such Taxes, if any, shown as liabilities on the Interim Financial Statements.

The obligation of the Shareholders to indemnify the Purchaser and PetQuarters with respect to any Shareholder Indemnifiable Claims shall not be affected by the fact that the Purchaser, PetQuarters or their representatives conducted any due diligence investigation.

         7.3 INDEMNIFICATION BY THE PURCHASER. Upon the terms and subject to the conditions set forth in Sections 7.4 and 7.5 hereof and this Section 7.3 and in addition that indemnification contained in Section 5.5, the Purchaser and PetQuarters, jointly and severally, agree to indemnify, defend, protect, save and hold harmless each Shareholder against, and will reimburse each Shareholder on demand for, any and all Losses made or incurred by or asserted against any Shareholder, at any time after the Closing Date, directly or indirectly, arising out of, related to, caused by, or resulting from any of the following ("Purchaser Indemnifiable Claims").

                   (a) Any inaccuracy or misrepresentation in, omission from, or breach or nonfulfillment of any representation, warranty, term, provision, covenant or agreement on the part of the Purchaser and/or PetQuarters contained in this Agreement or in any certificate or other instrument furnished or to be furnished by the Purchaser and/or PetQuarters to any Shareholder pursuant hereto; and

                   (b) Any and all Liabilities, including, but not limited to, any lawsuit (at law or in equity), administrative or other proceeding initiated by any person or Entity against any Shareholder to enforce the payment or performance of any such Liabilities, to the extent not specifically subject to an indemnity by the Shareholders under the terms of this Agreement; and

                   (c) The obligations of PetQuarters and/or the Purchaser arising at any time (the "Determination Time") from the business operations of PetQuarters and/or the Purchaser or resulting from ownership of the Shares, whether known or unknown, contingent or absolute, recorded on its/their books or not, and arising or resulting in any way from facts, events, agreements, obligations or occurrences that existed or transpired at a prior time or resulted from the passage of time to the Determination Time, including, but not limited to, any lawsuit (at law or in equity), administrative or other proceeding initiated by any person or Entity against any Shareholder to enforce the payment or performance of any such obligation, to the extent not specifically subject to an indemnity by the Shareholders under the terms of this Agreement.

         7.4 LIMITATIONS ON INDEMNIFICATION. Rights to indemnification under
Section 7.2 or 7.3 hereof are subject to the following limitations:

                   (a) With respect to any Losses incurred by the Purchaser or PetQuarters with respect to any Shareholder Indemnifiable Claim relating to any representation or warranty of Shareholder set forth in
         Section 4.2 or 4.9 hereof or any matter referred to in Section 7.2(b) hereof, the Purchaser and PetQuarters shall be entitled to indemnification under Section 7.2 hereof for all such Losses incurred by them with respect to such Shareholder Indemnifiable Claim up to the amount of the Purchase Price.

                   (b) Subject to Section 7.4(g) hereof, the obligations of the Shareholders under Section 7.2 hereof with respect to any Losses incurred by any Purchaser Indemnitee with respect to any Shareholder Indemnifiable Claim relating to any representation or warranty of Shareholder set forth in Section 4.9 hereof or any matters referred to in Section 7.2(b) hereof shall terminate on the expiration of the respective statute of limitations applicable to assessment and collection of Taxes under the laws then applicable to such Taxes.

                   (c) The obligations of the Shareholders under Section 7.2 hereof with respect to any Losses incurred by either the Purchaser or PetQuarters with respect to Shareholder Indemnifiable Claims relating to any representation or warranty of Shareholder set forth in Section
         4.2 hereof shall not expire.

                   (d) Subject to Section 7.4(g) hereof, the obligations of the Shareholders under Section 7.2 hereof with respect to any Losses incurred by either the Purchaser or PetQuarters with respect to any Shareholder Indemnifiable Claim relating to any representation or warranty hereunder (other than any representation or warranty of the Shareholders set forth in Section 4.2 or 4.9 hereof) shall terminate on the first anniversary of the Closing Date.

                   (e) Subject to Section 7.4(g) hereof, the obligations of the Shareholders under Section 7.2 hereof with respect to any Losses incurred by either the Purchaser or PetQuarters with respect to any Shareholder Indemnifiable Claim arising out of or relating to any covenant or agreement of the Shareholders set forth in this Agreement shall terminate upon expiration, if any, of such covenant or agreement as provided herein.

                   (f) Subject to Section 7.4(g) hereof and not including any indemnity provided by Sections 5.5, 7.3(b) and 7.3(c) hereof, the obligations of the Purchaser under Section 7.3 hereof with respect to any Losses incurred by any Shareholder with respect to any Purchaser Indemnifiable Claim relating to any matter referred to in Section 7.3(a) hereof shall terminate on the first anniversary of the Closing Date.

                   (g) The foregoing provisions of this section 7.4 notwithstanding, if, prior to the termination of any obligation to indemnify, written notice of a Shareholder Indemnifiable Claim or a Purchaser Indemnifiable Claim, as the case may be, is given by the Party seeking indemnification (the "Indemnified Party") to the Party from whom indemnification is sought (the "Indemnifying Party"), or a suit or action based upon a Shareholder Indemnifiable Claim or a Purchaser Indemnifiable Claim, as the case may be, is commenced against the Indemnifying Party, the Indemnified Party shall not be precluded from pursuing such claim, breach, occurrence, other matter, or suit or action, or from recovering from the Indemnifying Party (whether through the courts or otherwise) on the Shareholder Indemnifiable Claim or the Purchaser Indemnifiable Claim, as the case may be, by any reason of the termination otherwise provided for above in this Section 7.4, if any.

         7.5 CONDITIONS OF INDEMNIFICATION. With respect to any actual or potential claim, any written demand, the commencement of any action, or the occurrence of any other event which involves any Shareholder Indemnifiable Claim or Purchaser Indemnifiable Claim:

                   (a) Promptly after the Indemnified Party first receives written documents pertaining to the Claim, or if such Claim does not involve a third party Claim (a "Third Party Claim"), promptly after the Indemnified Party first has actual knowledge of such Claim, the Indemnified Party shall give notice to the Indemnifying Party of such Claim in reasonable detail and stating the amount involved, if known, together with copies of any written documents.

                   (b) The obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to any Claim shall not be affected by the failure of the Indemnified Party to give the notice with respect thereto in accordance with Section 7.5(a) hereof unless the Indemnifying Party has been materially prejudiced thereby.

                   (c) If the Claim involves a Third Party Claim, then the Indemnifying Party shall have the right, at its sole cost, expense and ultimate liability regardless of the outcome, and through counsel of its choice (which counsel shall be reasonably satisfactory to the Indemnified Party), to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim; provided, however, that if in the Indemnified Party's reasonable judgment a conflict of interest may exist between the Indemnified Party and the Indemnifying Party with respect to such Third Party Claim, then the Indemnified Party shall be entitled to select counsel of its own choosing, reasonably satisfactory to the Indemnifying Party, in which event the Indemnifying Party shall be obligated to pay the fees and expenses of such counsel. Notwithstanding the preceding sentence, the Indemnified Party may elect, at any time and at the Indemnified Party's sole cost, expense and ultimate liability, regardless of the outcome, and through counsel of its choice, to litigate, defend, settle or otherwise attempt to resolve such Third Party Claim. If the Indemnified Party so elects (for reasons other than the Indemnifying Party's failure or refusal to provide a defense to such Third Party Claim), then the Indemnifying Party shall have no obligation to indemnify the Indemnified Party with respect to such Third Party Claim, but such disposition will be without prejudice to any other right the Indemnified Party may have to indemnification under Section 7.2 or 7.3 hereof, regardless of the outcome of such Third Party Claim. If the Indemnifying Party fails or refuses to provide a defense to any Third Party Claim, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such Third Party Claim, through counsel of its choice, on behalf of and for the account and at the risk of the Indemnifying Party, and the Indemnifying Party shall be obligated to pay the costs, expenses and attorney's fees incurred by the Indemnified Party in connection with such Third Party Claim. In any event, the Purchaser Indemnitees, the Company and the Shareholders shall fully cooperate with each other and their respective counsel in connection with any such litigation, defense, settlement or other attempted resolution.

         7.6 PURCHASER'S RIGHT OF WITHHOLDING AND OFFSET.

             7.6.1 In addition to any other rights of the Purchaser and PetQuarters, if any Shareholder Indemnifiable Claim remains unresolved as between the Purchaser and any Shareholder on any date on which any payment of any amount is otherwise due and payable hereunder, then the Purchaser shall be entitled to withhold payment of any such amount that is otherwise due and payable hereunder up to an aggregate amount equal to the estimated Losses (less the Threshold, if applicable, and subject to the Indemnification Cap, if applicable) with respect to all such unresolved Shareholder Indemnifiable Claims until the earlier of (i) such time as such Shareholder has paid all such Shareholder Indemnifiable Claims in full or otherwise corrected or remedied all such Shareholder Indemnifiable Claims to the reasonable satisfaction of the Purchaser or (ii) final adjudication (including appeals) by a court of competent jurisdiction.

            7.6.2 Upon a final determination (by a court of competent jurisdiction or otherwise by agreement of the Purchaser and such Shareholder) of the value of any Shareholder Indemnifiable Claim, then the Purchaser shall be entitled to an offset and credit against the unpaid payments hereunder in an aggregate amount equal to the value of such Shareholder Indemnifiable Claim. Any such offset and credit shall be retroactive to and effective as of the Closing Date.

                                  ARTICLE VIII
                              CONDITIONS TO CLOSING

         8.1 CONDITIONS TO OBLIGATION OF THE PURCHASER. The obligation of the Purchaser to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless the Purchaser shall waive such fulfillment:

             (i) No injunction, restraining order or other order issued by a court of competent jurisdiction that prohibits the consummation of the Transaction shall be in effect and no action, suit or proceeding before any court or any governmental body or authority pertaining to the Transaction contemplated by this Agreement or to its consummation shall have been instituted on or before the Closing Date;

             (ii) There shall not have been taken or proposed any action, and no statute, rule or regulation shall have been promulgated or enacted, by any local, state, federal or foreign government or governmental agency, that would render the consummation of the Transaction illegal;

             (iii) This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required to consummate the Transaction and, if applicable to the Transaction, the waiting period prescribed by the Hart-Scott-Rodino Antitrust Improvements Act shall have expired or been terminated;

             (iv) Each of the Selling Parties shall have performed all agreements and covenants and satisfied all conditions on their part to be performed or satisfied on or prior to the Closing, including, without limitation, the execution of the real estate agreement described in Section 6.5.2(vii);

             (v) No material adverse change shall, in the reasonable judgment of the Purchaser, have taken place in the assets (including, without limitation, the Utilized Real Property), business, condition (financial or otherwise), operations, or prospects of the Companies since the date of the Company Balance Sheet other than those, if any, that result from the changes permitted by, and transactions contemplated by, this Agreement and the Companies shall not have suffered any material loss (whether or not insured) by reason of physical damage caused by fire, earthquake, accident or other calamity which substantially affects the value of its assets, properties or business;

             (vi) The representations and warranties of each of the Selling Parties set forth in this Agreement, the Schedules or Exhibits hereto or in any written statement that shall be delivered to the Purchaser shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date;

             (vii) The Purchaser shall have received from each of the Selling Parties a certificate, executed by such Selling Party or its authorized representative, dated as of the Closing Date, as to the satisfaction of the conditions in paragraphs (iv), (v) and (vi) above;

             (viii) The Purchaser shall have received, on and as of the Closing Date, an opinion of counsel to the Selling Parties in the form attached hereto as Exhibit B;

             (ix) The Purchaser shall have received, on and as of the Closing Date, such other closing documents and instruments as the Purchaser shall reasonably request, in each case reasonably satisfactory in form and substance to the Purchaser and its counsel; and

             (x) The Selling Parties shall have delivered to the Purchaser, except as otherwise requested by the Purchaser, the written resignations of all of the officers and directors of the Companies, and will cause any other action to be taken with respect to those resignations that the Purchaser may reasonably request.

For purposes of paragraph (v) above but without limiting the scope of such paragraph, "material adverse change" shall include any reduction of $100,000 or more in the Equity of the Company as of the Closing Date as compared to the Equity of the Company shown in the balance sheet included in the Interim Financial Statements prepared in accordance with generally accepted accounting principals, it being agreed and understood that it is the intent of the Parties that the Companies shall continue to operate as they have done in the past until Closing and that the Selling Parties will continue to operate as they have done until Closing, and that no extraordinary distributions shall be made to the Shareholders.

         8.2 CONDITIONS TO OBLIGATION OF THE SELLING PARTIES. The obligation of the Selling Parties to effect the Transaction shall be subject to the fulfillment at or prior to the Closing of the following conditions, unless the Selling Parties shall waive such fulfillment:

             (i) No injunction, restraining order or other order issued by a court of competent jurisdiction that prohibits the consummation of the Transaction shall be in effect and no action, suit or proceeding before any court or any governmental body or authority pertaining to the Transaction contemplated by this Agreement or to its consummation shall have been instituted on or before the Closing Date;

             (ii) There shall not have been taken any action, and no statute, rule or regulation shall have been promulgated or enacted, by any state, federal or foreign government or governmental agency, that would render the consummation of the Transaction illegal;

             (iii) This Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations, and waivers from governmental and other regulatory agencies and other third parties (including lenders, holders of debt securities, and lessors) required to consummate the Transaction and, if applicable to the Transaction, the waiting period prescribed by the Hart-Scott-Rodino Antitrust Improvements Act shall have expired or been terminated;

             (iv) The Purchaser shall have performed all agreements and covenants and satisfied all conditions on its part to be satisfied on or prior to the Closing;

             (v) The representations and warranties of the Purchaser set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date; and

             (vi) The Shareholders shall have received, on and as of the Closing Date, an opinion of counsel to the Purchaser in the form attached hereto as Exhibit C.

                                   ARTICLE IX
                                   THE CLOSING

         9.1 CLOSING. The Closing hereunder shall take place at the offices of the Companies in Hazleton, Pennsylvania, or at such other place as the Purchaser and the Selling Parties may agree upon, on the Closing Date.

         9.2 DELIVERY BY THE SELLING PARTIES. At the Closing, the Selling Parties shall deliver to the Purchaser the following instruments, in form and substance satisfactory to the Purchaser and its counsel, against delivery of the items specified in Section 9.3:

             (i) Certificates representing all of the Shares, registered in the names of the Shareholders, duly endorsed by the Shareholders for transfer and upon which are affixed any documentary stock transfer stamps required by law (executed in blank or in favor of the Purchaser), together with all other documents necessary or appropriate to validly transfer the Shares to the Purchaser free and clear of any and all encumbrances. On submission of the certificates to the Companies for transfer, the Companies shall issue to the Purchaser certificates representing the Shares, registered in the Purchaser's name;

             (ii) The stock books, stock ledgers, minute books and corporate seals of the Companies;

             (iii) The certificates as provided in Section 8.1(vii);

             (iv) The opinion of counsel to the Selling Parties as provided in
         Section 8.1(viii); and

             (v) The written resignations of the Companies' officers and directors as provided in Section 8.1(x).

         9.3 DELIVERY BY THE PURCHASER. At the Closing, the Purchaser shall deliver to the Shareholders the following instruments, in form and substance satisfactory to the Shareholders and their counsel, against delivery of the items specified in Section 9.2:

             (i) The Cash Payment as provided in Section 2.2.2;

             (ii) The stock certificates for the Purchase Shares as provided in
         Section 2.2.3; and

             (iii) The opinion of counsel to the Purchaser as provided in
         Section 8.2(vi).


                                    ARTICLE X
                         TERMINATION, AMENDMENT, WAIVER

         10.1 TERMINATION. This Agreement and the Transaction may be terminated at any time prior to the Closing:

              10.1.1 By mutual consent of the Purchaser and the Selling Parties; or

              10.1.2 By either the Purchaser or the Selling Parties, upon written notice to the other, if the conditions to such Party's obligations to consummate the Transaction, in the case of the Purchaser, as provided in Section 8.1, or, in the case of the Selling Parties, as provided in Section 8.2, were not, or cannot reasonably be, satisfied on or before July 31, 1999, unless the failure of condition is the result of the material breach of this Agreement by the Party seeking to terminate; or

             10.1.3 By Purchaser upon the payment of a termination fee of $150,000 (the "Termination Fee") to the Shareholders. Notwithstanding the preceding sentence, Purchaser shall not be required to pay the Termination Fee if this Agreement is terminated pursuant to section 10.1.1, the Selling Parties cannot consummate the Transaction as contemplated herein by the closing Date, or Purchaser discovers a material negative issue which cannot be resolved by the Selling Parties prior to the Closing Date.

Sections 5.2, 5.3, and 6.7 of this Agreement shall survive any termination of this Agreement.

         10.2 AMENDMENT. This Agreement may be amended by the Selling Parties and the Purchaser by action taken at any time prior to the Closing, and by the Shareholders and the Purchaser at any time subsequent to the Closing. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties required by the preceding sentence.

         10.3 WAIVER. At any time prior to the Closing Date, the Purchaser or the Selling Parties may (1) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (2) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (3) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.

                                   ARTICLE XI
                               GENERAL PROVISIONS

         11.1 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) or delivered by an overnight mail service such as UPS or Federal Express to the parties at the following addresses (or at such other address for a Party as shall be specified by like notice given at least five (5) business days prior thereto):

                  If to the Purchaser:

                  PetQuarters, Inc.
                  P.O. Box 410
                  Lonoke, Arkansas  72086
                  Attention: Steve Dempsey

                  with a copy to:

                  Wright, Lindsey & Jennings LLP
                  200 West Capitol
                  Suite 2200
                  Little Rock, Arkansas  72201-3699
                  Attention: C. Tad Bohannon

                  If to the Selling Parties or any of them:

                  Humboldt Industries, Inc.
                  Humboldt Industrial Park
                  1 Maplewood Drive
                  Hazleton, Pennsylvania  18201-9798
                  Attention: Jack Rosenzweig

                  with a copy to:

                  Laputka, Bayless, Ecker & Cohn, PC
                  2 East Broad Street, Sixth Floor
                  Hazleton, Pennsylvania  18201-6592
                  Attention: Martin D. Cohn or Robert S. Sensky

         11.2 INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.3 MISCELLANEOUS. This Agreement (1) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, except as specifically provided otherwise or referred to herein, so that no such external or separate agreements relating to the subject matter of this Agreement shall have any effect or be binding, unless the same is referred to specifically in this Agreement or is executed by the parties after the date hereof; (2) is not intended to confer upon any other person or Entity any rights or remedies hereunder; (3) shall not be assigned by operation of law or otherwise except for assignment of all or any part of the rights of the Purchaser hereunder, which may be freely assigned by the Purchaser; and (4) shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the State of Pennsylvania, without regard to the principles of conflict of laws thereof. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be signed on the date first written above by their respective officers thereunto duly authorized.

THE PURCHASER:

PETQUARTERS, INC.

By: /s/ Steve Dempsey
   ----------------------------------
   Steve Dempsey, President

THE COMPANIES:

HUMBOLDT INDUSTRIES, INC.

By: /s/ Jack Rosenzweig
   ----------------------------------
   Jack Rosenzweig, President

THE SHAREHOLDERS:                         MAPLEWOOD INDUSTRIES, INC.


 /s/ Jack Rosenzweig                      By: /s/ Helene Rosenzweig
----------------------------------            ----------------------------------
Jack Rosenzweig, an individual                Helene Rosenzweig, President


 /s/ Helene Rosenzweig
----------------------------------
Helene Rosenzweig, an individual